Exhibit 3.4

CERTIFICATE AND ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF TIMBERLINE RESOURECES CORPORATION

Pursuant to the provisions of Section 30-1-602(3) of the Idaho General Business Corporation Act, the undersigned corporation hereby adopts the following certificate and articles of amendment to its articles of incorporation.

1. The name of the corporation is Timberline Resources Corporation (hereinafter referred to as the "Corporation").

2. Pursuant to the authority conferred upon the board of directors of the Corporation (the "Board") pursuant to the Corporation's articles of incorporation, as heretofore amended, the Board on February 26, 2006 adopted resolutions authorizing five million shares of preferred stock, designated as Series A Preferred Stock, par value $0.01 per share (the "Series A Stock"), and setting forth the powers, preferences and relative participating, optional and other special rights of the shares of such Series A Stock.

3. The complete text of the resolutions authorizing the Series A Stock and setting forth such powers, preferences and relative participating, optional and other special rights is attached hereto as Exhibit A and is incorporated herein by reference, and together with this certificate and articles of amendment, constitutes an amendment to the articles of incorporation of the Corporation.

4. Such amendment to the existing articles of incorporation of the Corporation was duly adopted and approved by the Board in accordance with the provisions of Section 30-1-602 and Section 30-1-820 of the Idaho General Business Corporation Act.

DATED this 3rd day of March 2006.

TIMBERLINE RESOURCES CORPORATION,
an Idaho corporation

By [signature]
Stephen Goss,
its president

ARTICLES OF AMENDMENT TO ARTICLES
OF INCCORPORATION - 1

Exhibit A

SERIES A PREFERRED STOCK RESOLUTION

OF

TIMBERLINE RESOURCES CORPORATION

The following resolutions (the "Resolution") were duly adopted by the Board of Directors of Timberline Resources Corporation (the “Corporation”), an Idaho corporation, at a specially convened meeting of the Board of Directors held on February 26, 2006 at 10 a.m..

RESOLVED, that it is desirable and in the best interests of the Corporation to create a series of preferred stock, hereinafter called the Series A Preferred Stock (the "Series A Stock"), and to authorize 5,000,000 shares of Series A Stock for issuance pursuant to the Articles of Incorporation of the Corporation as heretofore restated and amended (the "Articles of Incorporation"); and be it further

RESOLVED, that the relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Stock and the holders thereof are as follows:

1.

Dividends.  The holders of record of Series A Stock (the "Series A Holders") shall be entitled to receive dividends out of funds legally available therefor, when, as and if declared by the Board of Directors of the Corporation (the "Board"), provided that:

(a)

Preferential Dividends.  The Series A Holders shall be entitled to receive preferential dividends (adjusted appropriately for stock splits and the like), of $0.032 per share per year.

(b)

Paid Ratably.  Such preferential dividends shall be paid ratably in proportion to the respective preference amounts of the Series A Holders and in preference and prior to any dividends paid in respect the Common Stock.

(c)

Noncumulative.  Until December 31, 2006, such preferential dividends shall be noncumulative and no right shall accrue to the Series A Holders by reason of the fact that such dividends are not declared in any period.  After December 31, 2006, such preferential dividends shall be cumulative, and shall accrue ratably over each fiscal year.

(d)

Additional Dividends.  Any dividends paid in addition to the preferential dividends of the Series A Holders shall be paid ratably to the holders of record of Common Stock (the "Common Holders") and to the Series A Holders in proportion to the number of shares of Series A Stock held by the Series A Holders on an as converted basis pursuant to the Corporation's Articles of Incorporation and this Resolution.

2.

Liquidation Preferences.

(a)

Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary:

(i)

The Series A Holders shall be entitled to receive a liquidation preference of $0.55 per share of Series A Stock (adjusted appropriately for stock splits and the like) plus any accumulated and unpaid dividends thereon.

(ii)

If the assets to be distributed to the shareholders (the "Assets") are insufficient to permit the payment of such liquidation preference, then all of the Assets shall be distributed ratably among the Series A Holders in proportion to the full liquidation preferences the Series A Holders would otherwise be entitled to receive.

(iii)

After payment of such full liquidation preferences, the Common Holders shall be entitled to receive ratably the entire remaining Assets, if any.

(iv)

Notwithstanding the foregoing, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, any Series A Holder may elect to receive, in lieu of such Series A Holder's liquidation preference, the amount distributable to a Common Holder on an as converted basis.

(b)

Merger or Sale of Assets.  For purposes of this subsection 2, a "liquidation" shall include (i) a merger or consolidation in which the Corporation's outstanding shares are exchanged for other securities, property or cash, or any combination of securities, property or cash, and (ii) a sale of all or substantially all of the assets of the Corporation.  Notwithstanding the foregoing, any Series A Holder may elect to receive, in lieu of the liquidation preference, the consideration received by a Common Holder in any such merger, consolidation or sale of assets, on an as converted basis.

3.

Conversion.  The Series A Holders shall have conversion rights as follows (the "Conversion Rights"):

(a)

Right to Convert; Automatic Conversion.

(i)

Subject to subsection 3(c), each share of Series A Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the offices of the Corporation or any transfer agent for such shares, into such number of fully paid and nonassessable shares of Common Stock determined as set forth below.  Each share of Series A Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.40 by the Series A Stock conversion price (the "Series A Conversion Price"), determined as hereafter provided, in effect at the time of conversion.  The initial Series A Conversion Price shall be equal to $0.40; provided, however, that the Series A Conversion Price shall be subject to adjustment as set forth in subsection 3(c) below.

(ii)

Each share of Series A Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price immediately upon the earliest to occur of:

(A)

The effective date of a registration statement under the Securities Act of 1933, as amended, pursuant to an underwritten offering covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (prior to underwriting commissions and expenses) of not less than $5.00 (as appropriately adjusted for stock splits and the like) and with aggregate gross proceeds not less than $10,000,000; or

(B)

December 31, 2010.

(b)

Mechanics of Conversion.  Before any Series A Holder shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the offices of the Corporation or of any transfer agent for such shares, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate offices, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  (A Series A Holder may not effect a transfer of shares pursuant to a conversion unless all applicable restrictions on transfer are satisfied.)  The Corporation shall, as soon as practicable thereafter, issue and deliver at such offices to such Series A Holder, or to the nominee or nominees of such Series A Holder, a certificate or certificates for the number of shares of Common Stock to which such Series A Holder shall be entitled as provided above.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)

Conversion Price Adjustments.  The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(i)

(A) If the Corporation shall issue any Additional Stock (as defined below) for a consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock, then the Series A Conversion Price in effect immediately prior to each such issuance shall (except as otherwise provided in this clause (i)) be the price per share at which such Additional Stock was issued:

(B)

No adjustment of the Conversion Price for the Series A Stock shall be made in an amount less than one cent per share, provided that any adjustment that is not required to be made by reason of this sentence shall be carried forward and taken into account in any subsequent adjustment.  Except to the limited extent provided for in subsections 3(c)(i)(E)(3), 3(c)(i)(E)(4) and 3(c)(iv), no adjustment of the Series A Conversion Price shall have the effect of increasing the Series A Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)

In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)

In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board.

(E)

In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (where the shares of Common Stock issuable upon exercise of such options or rights or upon conversion or exchange of such securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

(1)

the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights, plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(2)

the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and the subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D));

(3)

In the event of any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price in effect at the time shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such options, rights or securities not converted prior to such change, or the options or rights related to such securities not converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities;

(4)

Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such options, rights or securities, or options or rights related to such securities, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities.

(ii)

"Effective Date" with respect to the Series A Stock means the first date on which any shares of Series A Stock were issued.  “Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by the Corporation after the Effective Date other than:

(A)

Common Stock issued pursuant to a transaction described in subsection 3(c)(iii); or

(B)

Up to 297,500 shares of Common Stock issued or issuable to employees, directors or consultants of the Corporation for the purpose of an incentive or under any warrant, stock option, stock purchase or similar plan approved by the Board; or

(C)

Common Stock issued or issuable upon conversion of the shares of Series A Stock.

(iii)

In the event the Corporation should at any time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share shall be increased in proportion to such increase of outstanding shares determined by taking subsection 3(c)(i)(E) into account.

(iv)

If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share shall be decreased in proportion to such decrease in outstanding shares.

(d)

Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends), or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the Series A Holders shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e)

Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Resolution), provision shall be made (in form and substance satisfactory to the holders of 80 percent or more of the Series A Stock then outstanding) so that the Series A Holders shall thereafter be entitled to receive, upon conversion of the Series A Stock, such shares or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Resolution with respect to the rights of the Series A Holders after the recapitalization to the end that the provisions of this Resolution (including adjustment of the Series A Conversion Price then in effect and the number of shares that may be acquired upon conversion of shares of Series A Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f)

No Impairment.  Except as provided in subsection 5(b), the Corporation will not, by amendment of either this Resolution or its Articles of Incorporation, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Resolution and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series A Holders against impairment.

(g)

No Fractional Shares and Certificate as to Adjustments.

(i)

No fractional shares shall be issued upon conversion of shares of Series A Stock.  In lieu of fractional shares, the number of shares of Common Stock to be issued shall be rounded to the nearest whole number; provided, however, that such determination shall be made on the basis of the total number of shares of Series A Stock the Series A Holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)

Upon the occurrence of each adjustment of the Series A Conversion Price pursuant to subsection 3(c) of this Resolution, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Series A Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.  The Corporation shall, upon the written request at any time of any Series A Holder, furnish or cause to be furnished to such Series A Holder a like certificate setting forth (A) such adjustment, (B) the Series A Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Stock.

(h)

Notices of Record Date.  In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Series A Holder, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)

Reservation of Common Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(j)

Notices.  Any notice required by the provisions of this section to be given to the Series A Holders shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified, and addressed to each Series A Holder of record at his address appearing on the stock transfer books of the Corporation.

4.

Redemption of Series A Stock and Common Stock.

(a)

Redemption Events.  The Series A Stock of a holder thereof and any Common Stock issued upon the conversion of the Series A Stock (the “Converted Common Stock”) of a holder thereof (a “Converted Common Holder”) is subject to redemption at the written direction of such holder, at a redemption price equal to (i) in the case of Series A Stock, the liquidation preference set forth in subsection 2(a)(i) of this Resolution (which liquidation preference includes any accrued and unpaid dividends on the Series A Stock) and (ii) in the case of Converted Common Stock, at the average reported price of the Common Stock during the four calendar weeks immediately preceding the date notice of redemption is given pursuant to subsection 4(b) of this Resolution , if any one or more of the following events shall have occurred:

(i)

If the Corporation shall not have obtained approval for the Common Stock to be listed and traded on an exchange that is registered as a “national securities exchange” pursuant to Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or before December 31, 2008;

(ii)

If, after having been approved for listing and trading on an exchange that is registered as a “national securities exchange” pursuant to Section 6 of the Exchange Act, the Common Stock is thereafter delisted from such exchange, or if trading in the Common Stock on such exchange is otherwise terminated or suspended;

(iii)

If, after having been approved for listing and trading on an exchange that is registered as a “national securities exchange” pursuant to Section 6 of the Exchange Act,

the average weekly reported volume of trading in the Common Stock on such exchange during the preceding four calendar weeks is less than 25 percent of the number of shares of Common Stock into which the outstanding Series A Stock is then convertible;

(iv)

If, after having been approved for listing and trading on an exchange that is registered as a “national securities exchange” pursuant to Section 6 of the Exchange Act, the average reported price of the Common Stock on such exchange during the preceding four calendar weeks is less than the liquidation preference of the Series A Stock set forth in subsection 2(a)(i) of this Resolution (which liquidation preference includes any accrued and unpaid dividends on the Series A Stock);

(v)

If the Corporation shall become insolvent, make a transfer in fraud to or an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts as they become due;

(vi)

If a receiver, custodian, liquidator or trustee shall be applied for by the Corporation or shall be appointed for all or substantially all of the assets of the Corporation, or if any such receiver, custodian, liquidator or trustee shall be appointed in any proceeding brought against the Corporation and such appointment is not contested or is not dismissed or discharged within 60 days after such appointment, or if the Corporation shall acquiesce in such appointment;

(vii)

If the Corporation shall file a petition for relief under the federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof, or if the Corporation shall seek to take advantage of any insolvency law;

(viii)

If a petition against the Corporation shall be filed commencing an involuntary case under any present or future federal or state bankruptcy or similar law, and such petition shall not be dismissed or discharged within 60 days of filing; or

(ix)

If the Corporation shall have failed to honor any of its covenants and indemnity obligations set forth in section 9 of that certain stock purchase and sale agreement, dated February 17, 2006, to which it is a party; or

(x)

If the Corporation shall have failed to perform any of its obligations to the other parties thereto under that certain registration rights agreement or that certain voting trust agreement, each dated March __, 2006; or

(xi)

If the Corporation shall at be the subject of a civil administrative or criminal proceeding or investigation, or civil suit, predicated on allegations that the Corporation or its controlling persons have violated the registration or antifraud provisions of federal or state securities law, and such proceeding, investigation or suit is not dismissed or terminated without material prejudice to the Corporation or its shareholders within 180 days of filing.

(b)

Notice of Redemption.  Unless waived by the Corporation, notice of redemption shall be given by the Series A Holders or Converted Common Holders requesting redemption

(the “Requesting Holders”) by mailing a copy of a redemption notice to the Corporation by first class mail at least 30 days and not more than 60 days prior to the redemption date.  The notices of redemption shall be signed and dated by the Requesting Holders, and shall state:  the names and addresses of the Requesting Holders; the number of shares of Series A Stock and Converted Common Stock held by each Requesting Holder; a concise statement of the event or events specified in subsection 4(a) of this Resolution on which the redemption is predicated; and the redemption price and a concise statement setting forth the basis on which the redemption price was calculated.

(c)

Payment of Redemption Price.  Upon receipt of the notice of redemption, the Corporation shall promptly (and, in any event, within five business days of its receipt of such notice) notify the Requesting Holders of the time when certificates for the Series A Stock or Converted Common Stock are to be surrendered at the principal offices of the Corporation against payment of the redemption price.  Unless waived in writing by the Requesting Holders, the time of payment shall be no later than 30 days from the date the Corporation first received the notice of redemption.  Except as provided in subsection 4(d) of this Resolution, the redemption price shall be in paid in lawful currency of the United States against delivery of certificates for the redeemed shares of Series A Stock or Converted Common Stock, duly endorsed by the Requesting Holders for transfer to the Corporation.

(d)

Inability to Pay Redemption Price; Spin Off of Kettle Drilling.  In the event the Corporation fails or is unable for any reason to pay the Requesting Holders the full redemption price of the Series A Stock or Converted Common Stock in cash, then the following provisions shall apply:

(i)

The Corporation’s failure or inability to pay the full redemption price of the Series A Stock or Converted Common Stock in cash shall thereupon constitute an offer by the Corporation to sell all of the issued and outstanding shares of capital stock of Kettle Drilling, Inc., an Idaho corporation and a wholly-owned subsidiary of the Corporation (“Kettle Drilling”) to the Requesting Holders.

(ii)

The purchase price of all of the issued and outstanding shares of capital stock of Kettle Drilling (the “Kettle Drilling Purchase Price”) shall be determined by multiplying the average reported price of the Common Stock during the four calendar weeks immediately preceding the date notice of redemption is given pursuant to subsection 4(b) of this Resolution by 5,000,000 (being the number of shares of Common Stock into which the Series A Stock is convertible as of the date of this Resolution).

(iii)

The Requesting Holders shall thereafter have a period of 60 days within which to evaluate the Corporation’s offer and notify the Corporation in writing whether they accept it or reject it.  Should they accept the Corporation’s offer, they shall pay the Kettle Drilling Purchase Price as follows:

(A)

The Requesting Holders shall surrender such number of shares of Series A Stock and Converted Common Stock to the Corporation as are sufficient to satisfy the Kettle Drilling Purchase Price.  Such shares shall be valued at their respective redemption prices set forth in subsection 4(a) of this Resolution.

(B)

If the value of the shares of Series A Stock and Converted Common Stock surrendered by the Requesting Holders is less than the Kettle Drilling Purchase Price, then the Requesting Holders shall pay the Corporation an amount equal to the difference between the Kettle Drilling Purchase Price and the value of such surrendered shares.  The terms of payment shall be such as may be agreed upon by the Corporation and the Requesting Holders.  In the event the Corporation and the Requesting Holders cannot agree upon terms, then the Requesting Holders shall pay the obligation to the Corporation as follows:  not less than ten percent (10%) of the purchase price shall be payable in cash upon the closing of the transaction; and the balance of the purchase price shall be evidenced by a full recourse promissory note of standard form having a maturity of not more than five years, with the declining balance bearing interest at a rate equal to the prime rate as published in The Wall Street Journal on or most recently prior to the closing date of the transaction.  The first monthly installment shall be due and payable on the first of the month next following the date that is one month after the closing date of the transaction.  The note shall be subject to prepayment in whole or in part at any time and without penalty.  In the event of default in payment of any installment of principal or interest when due and after the expiration of ten days from the date the Corporation gave written notice to the Requesting Holders of such default, the whole sum of principal and interest shall become immediately due and payable at the option of the Corporation.  The note shall provide for the payment of attorney fees and costs of suit by the Requesting Holders should any legal action for collection be commenced.

(iv)

Should the Requesting Holders accept the Corporation’s offer, they and the Corporation shall schedule a closing date for the transaction, which shall be no more than 60 days from the date the Requesting Holders notify the Corporation of their acceptance.  In conjunction with such closing, the Requesting Holders and the Corporation agree to use their best efforts to remove the Corporation from all contingent liability in connection with Kettle Drilling, including, but not limited to, guarantees on promissory notes, guarantees relating to bonding, and any other continuing guarantees relating or pertaining to Kettle Drilling and its operations that are binding upon the Corporation.  In the event the Requesting Holders and the Corporation are unable to remove the Corporation from all such contingent liability, then the Requesting Holders shall jointly and severally indemnify and hold the Corporation harmless from any claim or cause of action which may arise as a result of any such contingent liability.

5.

Voting Rights and Protective Provisions.

(a)

General.  Except as provided below and except as provided by law, the Common Holders and the Series A Holders shall at all times vote as a single class on an as-converted basis.  Each Series A Holder shall be entitled to vote the number of shares of Common Stock into which the shares of Series A Stock may then be converted.

(b)

Protective Provisions.  So long as any shares of Series A Stock remain outstanding, the Corporation shall not, without the approval of the holders of 80 percent or more of the outstanding shares of the Series A Stock then outstanding:

(i)

amend this Resolution, or amend the Articles of Incorporation or the bylaws of the Corporation if such action would alter or change the rights, preferences or privileges of the Series A Stock;

(ii)

declare or pay any dividends on, or make any distribution of any kind in regard to, the Common Stock;

(iii)

create or authorize the creation or increase the authorized amount of any additional class or series of shares of stock, unless the same ranks junior to the Series A Stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of this corporation; increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of this corporation; or create or authorize any obligation or security convertible into shares of Series A Stock, regardless of whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise;

(iv)

alter or amend the rights, preferences or privileges of the Series A Stock (whether by merger, consolidation, combination, reclassification or otherwise), increase or decrease the authorized number of shares of Series A Stock or Common Stock, or issue additional shares of Series A Stock;

(v)

merge or consolidate with or into any other corporation or entity except in connection solely with a change of domicile;

(vi)

create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or security title of a conditional vendor) of any nature (other than in respect of ad valorem taxes) with a value exceeding $100,000, upon or with respect to the Corporation’s or any of its subsidiaries’ assets or properties, other than such mortgages, deeds of trust, pledges, liens, security interests, charges and encumbrances in existence as of the date of this Resolution;

(vii)

enter into or renew any loan agreement or issue debt securities, in either case where the principal amount of the Corporation’s financial obligations evidenced by such agreement or securities exceeds ten percent of the Corporation’s prior book value as reasonably determined by the Board.

(viii)

increase the number of shares to be reserved for issuance under any incentive, officer, consultant or employee option plan as same exists as of the date of this Resolution;

(ix)

redeem or purchase any security issued by the Corporation other than as provided in section 4 of this Resolution.

(xi)

merge Kettle Drilling with or into any corporation or entity (including the Corporation) or consolidate Kettle Drilling and the Corporation with or into any corporation or entity

(xi)

sell all or substantially all of the assets of the Corporation or any subsidiary of the Corporation; or

(xii)

acquire any other corporation by merger, or purchase all or substantially all of the assets of any other company, in either case where the consideration paid by the Corporation exceeds ten percent of the Corporation's prior book value as reasonably determined by the Board consistent with the terms of the acquisition transaction; or

6.

Preemptive Right.  In the event the Corporation shall offer for sale New Securities (as defined below), each Series A Holder shall be entitled to purchase its pro rata share of the New Securities, on the same terms and conditions and at the same price as that offered to third parties.  The pro rata share of a Series A Holder for purposes of this section 6 is the ratio of the number of shares of Common Stock into which the shares of Series A Stock so held are then convertible to the sum of the total number of shares of Common Stock into which all shares of Series A Stock then outstanding are convertible plus the number of shares of Common Stock then outstanding.  This preemptive right shall be subject to the following provisions:

(a)

"New Securities" shall mean any shares of the Corporation's Common Stock or preferred stock (the “Preferred Stock”) and rights, options or warrants to purchase such shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into such shares of Common Stock or Preferred Stock; provided that New Securities does not include:

(i)

Common Stock issuable upon conversion of the Preferred Stock;

(ii)

securities issued in an underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended;

(iii)

securities issued pursuant to the acquisition of another corporation by merger, the purchase of all or substantially all of its assets, or other reorganization;

(iv)

securities issued to employees, officers or directors of, or consultants to, the Corporation, pursuant to an arrangement approved by the Board, which arrangement is related directly to their services for the Corporation; or

(v)

securities issued to effect any stock split or stock dividend by the Corporation.

(b)

Notice.  In the event the Corporation proposes to undertake an issuance of New Securities, it shall give each Series A Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Corporation proposes to issue the same. Each Series A Holder shall have 30 days from the date of receipt of any such notice to agree to purchase up to its pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.  In the event any Series A Holder elects not to exercise its preemptive right, it shall so notify the other Series A Holders in writing, and the remaining Series A Holders, or any of them, shall thereafter have the right, exercisable within such 30-day period, to purchase the unexercised portion of such Series A Holder's pro rata share of the New Securities, for the price and upon the terms specified in the notice.  The number of shares of the New Securities to be purchased by the remaining Series A Holders under such circumstances shall be determined in accordance with the pro rata share of such electing Series A Holder determined by the ratio of the number of shares of Common Stock into which the shares of Series A Stock of the electing holders are then convertible to the sum of the total number of shares of Common Stock into which all shares of Series A Stock of the electing holders are then convertible.

(c)

Sale.  The Corporation shall have 120 days thereafter to sell the New Securities respecting which the foregoing preemptive rights were not exercised or did not apply, at the price and upon terms no more favorable to the purchasers of such securities than specified in the Corporation's notice.  In the event the Corporation has not sold the New Securities within such 120-day period, the Corporation shall not thereafter issue or sell any New Securities without first offering such securities to the Series A Holders in the manner provided above.

(d)

Termination.  All rights under this section 6 of this Resolution shall terminate when the Corporation's Common Stock first becomes approved for listing and trading on an exchange that is registered as a “national securities exchange” pursuant to Section 6 of the Exchange Act.

7.

Filing with the Secretary of State.  This Resolution, when executed on behalf of the Corporation, shall constitute an amendment to the Corporation’s Articles of Incorporation.  Once executed, the Corporation shall promptly cause a copy of this Resolution to be filed with the Secretary of State of the State of Idaho as an amendment to its Articles of Incorporation.